SCHEDULE 14A
                    Proxy Statement Pursuant to Section 14(a)
            of the Securities Exchange Act of 1934 (Amendment No. __)


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[ ]  Preliminary Proxy Statement
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     Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-12

                                 Motorola, Inc.

                (Name of Registrant as Specified In Its Charter)

                                Icahn Partners LP
                                Icahn Onshore LP
                                CCI Onshore Corp.
                          Icahn Partners Master Fund LP
                       Icahn Partners Master Fund II L.P.
                       Icahn Partners Master Fund III L.P.
                                Icahn Offshore LP
                               CCI Offshore Corp.
                         High River Limited Partnership
                             Hopper Investments LLC
                                 Barberry Corp.
                                  Carl C. Icahn

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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


                                  CARL C. ICAHN
                                767 FIFTH AVENUE
                                   SUITE 4700
                            NEW YORK, NEW YORK 10153

May 2, 2007

Dear Fellow Motorola Stockholder:

This year's proxy contest at Motorola represents, in my view, a watershed event in the history of corporate governance. On May 7th you will make an important decision. You can cast your vote to elect me--an investor representing a $1.2 billion equity interest in the Company--to the Motorola board, or you can vote to ratify the status quo--the board that has overseen the evaporation of near $20 billion of market value over the past 6 months.

Motorola has lost over a third of its market value since last October, largely resulting from poor management decisions made in the Company's cell phone division. Among these blunders was the Company's belated entrance into the 3G market - resulting in the loss of momentum and market share. As the key profit and growth generator for Motorola, one would assume that the handheld division would have been a central focus of the board's attention. If elected, I pledge to bring an owner's viewpoint and intensity to the board--qualities that, I believe, are sorely lacking at Motorola.

Management's attacks on my purported lack of "experience, engagement or commitment" strike me as ludicrous-those qualities are precisely the ones that I commit to bring to Motorola:

o Experience gained over almost forty years of investing in, owning and operating companies over a wide range of industries.

o    Engagement that a director elected by stockholder mandate can help to bring
     to  the  boardroom.   Real   engagement--debate   unfettered  by  boardroom
     politics--might have helped Motorola avoid its current difficulties.

o Commitment based on a substantial economic interest in the Company. A $1.2 billion investment is more than sufficient incentive for me to devote all of the time and effort required to help ensure that management is "getting it right."

In the end, this election is not really about Carl Icahn or Motorola. It is about genuine corporate democracy-the ability and responsibility of stockholders to stand up and together demand more from our public companies, before they are swallowed by private equity (who then profit by finally holding management accountable). It is about electing responsible boards--not letting corporate politics and executive egos destroy shareholder value, and not letting a lack of viable alternatives force shareholder to accept the status quo.

There is no dearth of negative commentary about overcompensated corporate executives and dysfunctional boards. Yet, if significant shareholders fail to stand up and be counted, we deserve what we get. PROXY CONTESTS REQUIRE SIGNIFICANT INVESTMENT OF TIME AND MONEY. IF WE FAIL TO ELECT SIMPLY ONE SHAREHOLDER NOMINATED DIRECTOR TO MOTOROLA'S BOARD, A BOARD THAT ACKNOWLEDGES THAT RECENT RESULTS ARE UNACCEPTABLE, WE WILL DISCOURAGE OTHERS FROM SPEAKING OUT IN THE FUTURE. I am asking for your support--in return you have my full commitment of my time, energy and experience. Please vote the GOLD proxy card today.

I thank you for your time and attention.


Sincerely,


CARL ICAHN





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                             YOUR VOTE IS IMPORTANT!

             Remember, you can vote your shares by telephone, or via
                the Internet. Please follow the easy instructions
                             on the GOLD proxy card.


   If you have previously signed and returned a White proxy card to Motorola, you have every right to change your vote. You may revoke any proxy card already sent to Motorola by using the GOLD proxy card to vote by telephone, by
              Internet or by signing, dating and returning the GOLD
                               proxy card today.


               IF YOU HAVE ANY QUESTIONS ABOUT VOTING YOUR SHARES,
                    PLEASE CALL THE FIRM ASSISTING ME IN THE
                            SOLICITATION OF PROXIES,

                           INNISFREE M&A INCORPORATED
                          TOLL-FREE, AT (877) 825-8772.

--------------------------------------------------------------------------------

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT, AS AMENDED, RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND CERTAIN OF HIS AFFILIATES FROM THE STOCKHOLDERS OF MOTOROLA, INC. FOR USE AT ITS ANNUAL MEETING BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THE AMENDED DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV.